Exhibit 10.5

SHARED SERVICES AGREEMENT

SHARED SERVICES AGREEMENT dated as of June 30, 2003, by and among Educate Operating Company, LLC, a Delaware limited liability company (“Purchaser”), and Sylvan Learning Systems, Inc., a Maryland corporation (“Sylvan” or “Seller”), and Sylvan shall include Sylvan Ventures, L.L.C., a Delaware limited liability company (“Ventures”).

WHEREAS, Educate, Inc., a Delaware corporation (“Holdings”), the Purchaser and Sylvan have entered into an Asset Purchase Agreement dated as of March 10, 2003, as amended by Amendment No. 1 therto as of June 30, 2003 (the “Purchase Agreement”), pursuant to which the Purchaser is purchasing from Sylvan the assets comprising the Targeted Businesses. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings assigned thereto in the Purchase Agreement to the extent defined therein.

WHEREAS, the Purchaser and Sylvan desire to ensure an orderly transition and to provide for each of the parties services necessary to effect the smooth transition of the Targeted Businesses and the businesses of Sylvan not to be acquired by the Purchaser in the Transactions; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

Section 1.    Effective Date; Term, Termination.

(a) Subject to Section 4 below and unless earlier terminated pursuant to Section 1(b), the term of this Agreement with respect to each of the Shared Services (as defined in Section 3(a) hereof) shall be for three years beginning at the Closing Date (the “Term”).

(b) This Agreement may be terminated by either party (the “Non-Defaulting Party”) upon material default by the other party (the “Defaulting Party”) of any terms and conditions of this Agreement. The Non-Defaulting Party shall give the Defaulting Party written notice of such failure, stating the nature thereof and a reasonable time (which shall be not less than thirty days in the case of a non-monetary default, any monetary default shall be governed by the provisions of Section 4(b) of this Agreement) to remedy such failure. If the Defaulting Party does not correct the failure within the specified time, the Non-Defaulting Party may terminate this Agreement immediately following the expiration of such remedy period.

(c) Upon termination of this Agreement, the Purchaser shall provide complete copies of the following as each relates to the Shared Services provided hereunder to the extent created by Purchaser or its Affiliates and exists at the termination of this Agreement: PeopleSoft environment and associated interfaces including, but not limited to, all of the PeopleSoft documentation, table structures, tree structures, configuration settings, logical and physical data base designs, Excel interfaces, current and historical data, server configurations, operating system setups and configuration data, business rules and policy documents.

(d) Upon termination of this Agreement, Sylvan shall provide complete copies of the following as each relates to the Shared Services provided hereunder to the extent created by Sylvan or its affiliates and exists at the termination of this Agreement: current and historical data, server configurations, business rules and policy documents.

Section 2.    Shared Services Provided to Sylvan.

(a) Purchaser will use its reasonable best efforts to provide Sylvan with each of five categories of shared services set forth in Exhibit A-1 hereto (each a “Purchaser Shared Service,” collectively, the “Purchaser Shared Services”). Each Party hereto agrees that the Purchaser Shared Services provided under this Agreement shall be only those services set forth in Exhibit A-1, subject to any assumptions listed thereon, except that the Purchaser will provide services to facilitate the transition of Sylvan from use of the Shared Services upon the termination of this Agreement. Sylvan shall make available to the Purchaser on a timely basis all data, information and other materials within Sylvan’s control which are reasonably necessary for the Purchaser to perform each of the Purchaser Shared Services. The parties hereto agree that the Purchaser shall have no liability for any failure to perform, or for the late performance of, any Purchaser provided Purchaser Shared Services to the extent such Purchaser Shared Services require data, information or other materials possessed, prepared or generated by Sylvan to the extent that Sylvan shall have failed to provide the same or to cause the same to be provided to the Purchaser in accordance with the Purchaser’s reasonable written or oral (if confirmed in writing) requests. Purchaser shall not be required to perform any services under this Agreement outside the United States, however, such Purchaser Shared Services may be performed for foreign entities or for transactions outside the United States.

(b) The parties hereby agree that the Purchaser shall perform its obligations under this Section 2 in accordance with work schedules that are consistent with the past practices of Sylvan as carried out during the twelve-month period prior to the Closing Date; provided, however, that different schedules may be established for certain Purchaser Shared Services by mutual written agreement of the parties. The Purchaser shall use its reasonable best efforts to perform its obligations hereunder with substantially the same level of performance, completeness, care and attention used by Sylvan in performing such Purchaser Shared Services for the K-12 Business prior to the Closing Date.

(c) The Purchaser shall use its reasonable best efforts to provide sufficient management, administrative, technical, and clerical personnel (the “Purchaser Shared Services Personnel”) to enable the Purchaser to provide the Purchaser Shared Services in an efficient and professional manner. The Purchaser will have full and complete authority to engage, dismiss, reprimand, or otherwise manage all Purchaser Shared Services Personnel. The Seller expressly understands and agrees that such actions by the Purchaser with respect to the Purchaser Shared Services Personnel shall be in accordance with the Purchaser’s human resources policies in effect from time to time. Sylvan shall have no authority pursuant to this Agreement with respect to any aspect of the Purchaser’s business or administrative policies.

(d) If Sylvan shall reasonably determine that the Purchaser Shared Services Personnel providing the Purchaser Shared Services hereunder are ineffective, upon reasonable written request the Purchaser shall, as promptly as is practical, provide substitute Purchaser

Shared Services Personnel or take appropriate steps to ensure that the Purchaser Shared Services Personnel performing the Purchaser Shared Services effectively perform said services. Nothing in this Section 2(d) shall require the Purchaser to hire additional employees or consultants to serve as Purchaser Shared Services Personnel.

(e) Prior to the end of each calendar year, Purchaser and Sylvan shall agree in writing upon service level agreements for the Purchaser Shared Services. Service level agreements in effect at the time of the transaction close will be in effect for fiscal 2003.

Section 3.    Shared Services Provided to Purchaser.

(a) Sylvan will use its reasonable best efforts to provide the Purchaser with each of two categories of shared services set forth in Exhibit B-1 hereto (each “Seller Shared Service,” collectively, the “Seller Shared Services”, and together with the Purchaser Shared Services, the “Shared Services”). Each Party hereto agrees that the Seller Shared Services provided under this Agreement shall be only those services set forth in Exhibit B-1, subject to any assumptions listed thereon, except that the Seller will provide services to facilitate the transition of the Purchaser from use of the Seller Shared Services upon the termination of this Agreement. The Purchaser shall make available to Sylvan on a timely basis all data, information and other materials within the Purchaser’s control which are reasonably necessary for Sylvan to perform each of the Seller Shared Services. The parties hereto agree that Sylvan shall have no liability for any failure to perform, or for the late performance of, any Sylvan provided Seller Shared Services to the extent such Seller Shared Services require data, information or other materials possessed, prepared or generated by the Purchasers to the extent that the Purchasers shall have failed to provide the same or to cause the same to be provided to Sylvan in accordance with Sylvan’s reasonable written or oral (if confirmed in writing) requests. Sylvan shall not be required to perform any services under this Agreement outside the United States, however, such Seller Shared Services may be performed for foreign entities or for transactions outside the United States.

(b) The parties hereby agree that Sylvan shall perform its obligations under this Section 3 in accordance with work schedules that are consistent with the practices of Sylvan as carried out during the twelve-month period prior to the Closing Date; provided, however, that different schedules may be established for certain Seller Shared Services by mutual written agreement of the parties. Sylvan shall use its reasonable best efforts to perform its obligations hereunder with substantially the same level of performance, completeness, care and attention used by Sylvan in performing similar tasks and in performing such Seller Shared Services for the Sellers Business prior to the Closing Date.

(c) Sylvan shall use its reasonable best efforts to provide sufficient management, administrative, technical, and clerical personnel (the “Sylvan Shared Services Personnel”) to enable Sylvan to provide the Seller Shared Services in an efficient and professional manner. Sylvan will have full and complete authority to engage, dismiss, reprimand, or otherwise manage all Sylvan Shared Services Personnel. The Purchaser expressly understands and agrees that such actions by Sylvan with respect to Sylvan Shared Services Personnel shall be in accordance with Sylvan’s human resources policies in effect from time to time. The Purchaser shall have no authority pursuant to this Agreement with respect to any aspect of Sylvan’s business or administrative policies.

(d) If the Purchaser shall reasonably determine that Sylvan Shared Services Personnel providing the Seller Shared Services hereunder are ineffective, upon reasonable written request Sylvan shall, as promptly as is practical, provide substitute Sylvan Shared Services Personnel or take appropriate steps to ensure that Sylvan Shared Services Personnel performing the Seller Shared Services effectively perform said services. Nothing in this Section 3(d) shall require Sylvan to hire additional employees or consultants to serve as Sylvan Shared Services Personnel.

(e) Prior to the end of each calendar year, Purchaser and Sylvan shall agree in writing upon service level agreements for the Purchaser Shared Services. Service level agreements in effect at the time of the transaction close will be in effect for fiscal 2003.

Section 4.    Fees and Payments.

(a) The fees and expenses to be paid by Sylvan in respect of the Purchaser Shared Services provided under this Agreement shall be as set forth in Exhibits A-2 and C (Exhibit C contains fees for Purchaser Shared Services and Exhibit A-2 contains expenses which will be billed separately) hereto, as the same may be amended by written agreement of the parties from time to time. The fees and expenses to be paid by the Purchaser in respect of the Seller Shared Services provided under this Agreement shall be as set forth in Exhibits B-2 and C hereto, (Exhibit C contains Seller Shared Services and Exhibit B-2 contains expenses which will be billed separately) as the same may be amended by mutual written agreement of the parties from time to time. The fees and expenses provided for in this Section 4 are referred to herein as the “Fees”. Sylvan and Purchaser shall pay in advance on the first day of every month for such month, without prior notice or demand and without offset or reduction, as service payment the monthly sum equal to the shared service fees detailed on Exhibit C hereto or any amended amounts attributable to increases in service level as described in Section 4(c) during the term of this agreement. Such payment shall be delivered to the following address:

Purchaser: Educate Operating Company, LLC 1001 Fleet Street Baltimore, MD 21202 Attention: Kevin E. Shaffer Facsimile: (410) 843-2139	Sylvan: Sylvan Learning Systems, Inc. 1001 Fleet Street Baltimore, MD 21202 Attn: Sean R. Creamer Facsimile: (410) 843-8303

(b) Fees and payments not paid or not reasonably disputed within thirty days of the date such payment was due shall accrue simple interest at the prime rate as quoted in the Wall Street Journal plus one percent per annum or, if lower, the maximum rate permitted by law. At any time after the expiration of the thirty-day grace period, the party that has not received payment may demand payment by providing written notice to the non-paying party. In the event either party gives such notice to the other party and the receiving party does not cure such non-payment within ten Business Days of the date of such notice, the providing party shall have no further obligation to the receiving party, with respect to the provision of the Shared Services, and may seek any other remedies available to it, whether legal, contractual, equitable or otherwise.

(c) All fees assume that the recipient’s service volume in each Shared Service category, taken individually, does not increase by more than 10% from the Base Service Volume as defined in Exhibit D. If the rolling twelve -month service volume for any Shared Service category measured as of the end of each three month period during the Term of the Agreement is greater than the Base Service Volume by more than 10%, the Fees for each such increased Shared Service category, taken individually, will be adjusted upward by the percentage change in excess of 10% from the Base Service Volume (each such individual increase the “Periodic Fee Increase” and all such individual increases the “Cumulative Periodic Fee Increase”). If the rolling twelve month service volume for any Shared Service category measured as of the end of each three month period during the Term of the Agreement is less than the volume during the preceding three month period by more than 10%, the Fees for each such decreased Shared Service category, taken individually, will be adjusted downward by the percentage change in excess of 10% from such prior period volume (“Periodic Fee Decrease”) but in no case will the fees be reduced below the fees set forth with respect to the Base Service Volume.

(d) Walden E-Learning, Inc. (“Walden”) and the National Technological University (“NTU”) are included in the scope of this Shared Services Agreement and any other Ventures entities will maintain separate agreements, if any, for any Shared Services.

(e) Additional usage based service charges including but not limited to PeopleSoft customized systems enhancements, centralized recruiting fees on a success fee basis, and Website support “Cost Per Inquiry” and “Cost Per Enrollment” fees are charged outside the scope of this arrangement on a usage basis as agreed on an individual basis.

(f) This Agreement is based upon existing financial reporting platforms (i.e. PeopleSoft 7.52) and any costs to perform material system upgrades or changes to the current system would require additional charges. The parties agree to negotiate in good faith an addendum to this Agreement to determine those charges, and each party shall use its reasonable best efforts to provide the services outlined herein following any modification or upgrade of such party’s systems and financial reporting platforms.

(g) Unless this Agreement is terminated pursuant to the terms hereof, each party shall be required to make the requisite payments under this Agreement during the Term, even if such party shall have ceased to require any of the Shared Services from the other party.

Section 5.    Independent Contractors.    Each of the Purchaser and Sylvan are and shall remain at all times an independent contractor of the other, and neither the Purchaser nor Sylvan are a partner, joint venture, employee, agent or representative of the other. Persons rendering Shared Services pursuant to this Agreement shall not be deemed employees of the party to which such services are rendered, and shall not be entitled to and are not qualified under any employee benefit plans, including but not limited to pension, health and insurance plans, provided by such party for its employees. Neither party nor its employees is authorized and neither party nor its employees, agents or representatives shall at any time attempt to act on behalf of the other party to bind the other party in any manner whatsoever to any obligations except as may be authorized under a separate signed agreement. Neither party nor its employees, agents or representatives shall engage in any acts which may reasonably lead any person to believe that such party is a partner, joint venture, employee, agent or representative of the other party, its parent corporation, subsidiaries or affiliates. Each of the Purchaser and Sylvan agree to give prompt written notice to the other party upon learning of any confusion by any third party as to the relationship of the Purchaser and Sylvan.

Section 6.    Indemnification

(a) Indemnification of the Purchaser . Sylvan hereby agrees to indemnify, defend, and hold harmless the Purchaser and its stockholders, officers, directors, employees, agents, subsidiaries, successors, Affiliates and assigns (collectively, the “Purchaser Indemnities”), from and against all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, interest, penalties, and reasonable attorneys’ fees), of any nature, whether absolute, contingent or otherwise (collectively, “Losses”), asserted against or imposed upon or incurred by the Purchaser Indemnities relating to the Purchaser Shared Services, excepting that Sylvan shall not be required to indemnify the Purchaser Indemnities for any Losses principally arising from any act of willful misconduct or gross negligence by any of the Purchaser Indemnities.

(b) Indemnification of Sylvan. The Purchaser hereby agrees to indemnify, defend, and hold harmless Sylvan and its stockholders, officers, directors, employees, agents, subsidiaries, successors, Affiliates and assigns, (collectively, the “Sylvan Indemnities”) from and against all Losses asserted against or imposed upon or incurred by the Sylvan Indemnities relating to the Seller Shared Services, excepting that Purchaser shall not be required to indemnify the Sylvan Indemnities for any Losses principally arising from any act of willful misconduct or gross negligence by any of the Sylvan Indemnities.

(c) Notice of Claim; Defense. The Purchaser Indemnities or Sylvan Indemnities, as the case may be (the “Indemnified Party”) shall give Sylvan or the Purchaser, as the case may be (the “Indemnifying Party”) prompt notice of any third-party claim that may give rise to any indemnification obligation under this Section 6, together with the estimated amount of such claim, and the Indemnifying Party shall have the right to assume the defense (at the Indemnifying Party’s expense) of any such claim through counsel of the Indemnifying Party’s own choosing by so notifying the Indemnified Party within 30 days of the first receipt by the Indemnifying Party of such notice from the Indemnified Party; provided, however, that any such counsel shall be reasonably satisfactory to the Indemnified Party. Failure to give such notice shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice. If the Indemnifying Party chooses to defend or prosecute a third-party claim, the Indemnified Party shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by the Indemnifying Party, the retention, and the provision to the Indemnifying Party, of records and information reasonably relevant to such third-party claim, and making employees of the Indemnified Party available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

Section 7.    Notice of Possible Liability.    Each party hereto shall promptly furnish to the other party the details of any event(s) which may give rise to a claim arising out of any of the Shared Services, and shall cooperate with any reasonable request to furnish additional details, if any, to the other party concerning any claim filed against a party, promptly upon receiving notice thereof; provided, that failure to provide such notice shall not release a party from its indemnification obligations hereunder except to the extent that such party is materially prejudiced by such delay.

Section 8.    Assignment; Binding Effect.    This Agreement, and the rights and obligations hereunder of the parties hereto, shall not be assigned or delegated (by operation of law or otherwise) in whole or in part by either party hereto without the prior written consent of the other party hereto, provided that no consent shall be required in connection with (a) the assignment of the Agreement to a third party as a result of the acquisition of either party hereto of substantially all of its business by such third party by merger, consolidation, sale of assets or otherwise or (b) any assignment of the Agreement to a direct or indirect Subsidiary of any party hereto as long as such Subsidiary remains a direct or indirect Subsidiary of such party and the assigning party remains liable with respect to the obligations hereunder. Any attempted assignment in violation of this Section 8 shall be void. Subject to the foregoing restrictions, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Section 9.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 10.    Dispute Resolution.    In the event any disagreement should arise between the parties, whether as to the interpretation or operation of this Agreement, or any rights or obligations hereunder, each party shall cause a senior executive of such party to negotiate in good faith to resolve such disagreement for a period of not less than 30 days. If after such negotiation period, the parties remain unable to resolve the disagreement, such disagreement shall be finally settled in Maryland under the commercial arbitration rules of the American Arbitration Association. This Section shall not limit the right of either party to seek a temporary restraining order or other injunctive relief from a court of law. Each party shall continue to provide Shared Services during any period of dispute resolution that occurs within the Term of this Agreement.

Section 11.    Limitation on Damages.    Neither party will be liable for, and each party hereby waives and releases any claims against the other party for, any special, incidental, or consequential damages, including, without limitation, lost revenues, lost profit, or loss of prospective advantage, resulting from performance or failure to perform under this Agreement; provided, that such waiver and release shall not reduce either party’s obligations to indemnify the other party under Section 6 hereof for any Losses.

Section 12.    Force Majeure.    Neither party shall be liable for any interruption of the provision of Shared Services, delay or failure to perform under this Agreement when such interruption, delay or failure results from causes beyond its reasonable control or from any act or failure to act of the other party, or as a result of strikes, lock-outs or other labor difficulties; acts of government, riot, insurrection or other hostilities; embargo, fuel or energy shortage, fire, flood, acts of God, wrecks or transportation delays; or inability to obtain necessary labor, materials or utilities from usual sources. In such event, each party’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. Upon the cessation of the force majeure event, each party will use reasonable best efforts to resume its performance with the least possible delay.

Section 13.    Available Remedies.    The parties hereto agree that the failure of either of them to perform any obligation which arises under this Agreement may not be fully or adequately compensated by the award and/or payment of monetary damages. Therefore, they agree that each of them shall be subject to any decree of specific performance, injunction, or any other applicable equitable or legal decree, order, writ, or remedy, the effect of which shall be to require performance by either or both of the parties in accordance with the provisions of this Agreement. In the event of a breach or threatened breach by either party of any of the covenants set forth in this Agreement, the other party shall be entitled to an injunction restraining the party breaching or threatening to breach such covenants, and any person acting in concert with such party, from breaching or attempting in any manner to violate any of the provisions of this Agreement. Nothing herein shall be construed as prohibiting either party from pursuing any other remedies available for such breach or threatened breach, including, without limitation, the recovery of damages, costs, and reasonable attorneys fees from the other.

Section 14.    Confidentiality.    All information, documents, data and records belonging to or obtained from or through the other party, in connection with the performance of this Agreement shall be deemed Confidential Information of the party to which it belongs or from which it was obtained and shall be subject to the Confidentiality Agreement dated January 30, 2003 between Sylvan and Apollo Management, L.P.

Section 15.     Notices.    All notices, which are required or may be given pursuant to the terms of this Agreement shall be deemed to have been duly given if such notice is given in accordance with the terms of Section 11.3 of the Purchase Agreement.

Section 16.    Amendments, Supplements, Etc.    At any time, this Agreement or the Exhibits hereto may be amended or supplemented by such additional agreements, articles, exhibits or schedules as may be mutually determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by the Chief Financial Officer or Chief Executive Officer of both of the parties hereto.

Section 17.    Waiver.    Any waiver of any term of this Agreement must be in writing and signed by the party against whom enforcement of the waiver is sought. No waiver of any condition, or of the breach of any provision hereof, in any one or more instances, shall be deemed to be a further or continuing waiver of such condition or breach. Any delay or failure to exercise any right or remedy shall not be deemed the waiver thereof.

Section 18.    Exhibits.    The terms and conditions of the Exhibits to this Agreement are incorporated herein by reference and shall constitute part of this Agreement as if fully set forth herein.

Section 19.    Entire Agreement.    This Agreement and any Exhibits attached hereto, together with the Purchase Agreement, its exhibits, schedules and annexes, and the documents executed in connection herewith and therewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by either party which is not embodied in this Agreement or the Purchase Agreement (or the agreements contemplated by the Purchase Agreement), and neither party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

Section 20.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland regardless of the laws that might otherwise govern under principles of conflicts of laws applicable hereto.

Section 21.    Headings.    The headings appearing at the beginning of several sections contained herein have been inserted for identification and reference purposes and shall not be used to determine the construction or interpretation of this Agreement.

Section 22.    Counterparts.    This Agreement may be executed in counterpart copies, all of which when taken together shall be deemed to constitute one and the same original instruments.

IN WITNESS WHEREOF, the parties have executed and delivered this SHARED SERVICES AGREEMENT as of the day and year first above written.

SYLVAN LEARNING SYSTEMS, INC.

By: /s/ Sean R. Creamer

Name: Sean R. Creamer

Title: Senior Vice President and CFO

EDUCATE OPERATING COMPANY, LLC

By: /s/ Aaron Stone

Name: Aaron Stone

Title: Vice President

EDUCATE, INC.

By: /s/ Aaron Stone

Name: Aaron Stone

Title: Vice President